EXHIBIT 99.1
Reading International Announces 3rd Quarter 2008 Results

•  Revenue from continuing operations for the quarter was up 81.9% over the 2007 quarter, to $56.5  million

Los Angeles, California, - (PR NEWSWIRE) – November 7, 2008 – Reading International, Inc. (NYSE Alternext US: RDI) announced today results for its quarter and nine months ended September 30, 2008.

Third Quarter 2008 Highlights

Our year-to-year results of operations were principally impacted by the following:

•	the acquisition on February 22, 2008, of 15 cinemas with 181 screens in Hawaii and California, the “Consolidated Entertainment” acquisition;

•	the recognition of a gain on the sale of our unconsolidated 50% interest in the cinema at Botany Downs, Auckland, New Zealand;

•
the receipt of litigation and insurance proceeds offset by the non-recurrence of sale revenues with respect to our Place 57 residential condominium project.  All of the condominium units in that project have now been sold, with the exception of one retail unit; and

•
the decline in the value of the Australian and New Zealand dollars vis-à-vis the US dollar from $0.8855 and $0.7568, respectively, as of September 30, 2007 to $0.7904 and $0.6690, respectively, as of September 30, 2008.

which resulted in:

•	revenue growth of $25.5 million or 81.9% to $56.5 million, compared to $31.0 million in the 2007 quarter;

•	net loss from continuing operations of $2.1 million in the 2008 quarter compared to net income from continuing operations of $870,000 in the 2007 quarter; but

•	an EBITDA(1) of $7.7 million in the 2008 quarter compared to $6.6 million in the 2007 quarter, an increase of 17.3%.

Third Quarter 2008 Discussion

Revenue from continuing operations increased from $31.1 million in the 2007 quarter to $56.5 million in 2008, an 81.9% increase.  Cinema segment revenue increased for the 2008 quarter by $24.9 million or 88.9% compared to the same period in 2007.  The increase was primarily a result of $21.1 million of revenue from our newly acquired Consolidated Entertainment cinemas and improved results from our Australia operations including $2.9 million from admissions and $973,000 from concessions and other revenues, offset by lower cinema revenues from our New Zealand operations of $680,000.  The top 3 grossing films in our circuit worldwide were “The Dark Night,” “Mamma Mia!” and “Hancock,” which between them accounted for approximately 32.5% of our cinema box office revenue.  Real estate segment revenue increased for the 2008 Quarter by $730,000 or 15.0% compared to the same period in 2007.  The increase was primarily related to rental revenues from our newly acquired Consolidated Entertainment cinemas that have ancillary real estate associated with them.

 (1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel.  EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

As a percent of revenue, cinema/real estate segment operating expense, at 77.9% in the 2008 quarter, was higher than the 71.1% of the 2007 quarter.  The primary driver for this was an increase in cinema costs primarily related to higher film rent expense incurred in the United States as the result of the acquisition of the Consolidated Entertainment cinemas.  Since Consolidated Entertainment cinemas are commercial houses, their film product is more expensive than the art and specialty film featured at the art cinemas, which made up the bulk of our US cinema assets.

Depreciation and amortization increased by $2.2 million or 84.2%, from $2.6 million in the 2007 quarter, to $4.9 million in the 2008 quarter, primarily related to our newly acquired Consolidated Entertainment cinema assets.

General and administrative expense increased by $526,000 or 13.6%, from $3.9 million to $4.4 million in the 2008 quarter.  This increase was primarily due to additional pension costs in 2008 for our Chief Operating Officer, cost related to the Supplemental Executive Retirement Plan, and legal and professional fees associated principally with our real estate investment activities.

Net interest expense increased by $1.7 million or 74.0% for the 2008 quarter compared to last year, primarily related to higher outstanding loan balances during the 2008 quarter compared to the 2007 quarter associated with our current year’s acquisitions.

Other income decreased by $2.0 million for the 2008 quarter compared to last year.  The primary reasons were a $1.0 million impairment charge against our Lake Taupo asset in New Zealand, a $549,000 gain on sale of marketable securities in 2007, not repeated in 2008, and the completion of the sale phase of the residential condominiums in our Place 57 project.  During 2007 and 2006, all of the residential condominiums were sold and only the retail condominium is still available for sale.  During 2007, the partnership closed on the sale of one condominium during the three months ended September 30, 2007, resulting in gross sales of $3.4 million and equity earnings from unconsolidated joint ventures and entities to us of $201,000.

As a result of the above, we reported a net loss of $2.1 million for the 2008 quarter compared to a net income of $870,000 in the 2007 quarter.

Our EBITDA(1) at $7.7 million for the 2008 quarter was $1.1 million higher than the 2007 quarter of $6.6 million, driven exclusively by better operating margins (approximately $3.0 million) and offset by the reduction in other income (approximately $2.0 million) as described above.

Nine Months 2008 Summary

Revenue from continuing operations increased by 69.6% or $60.5 million, to $147.5 million in the nine months of 2008 compared to 2007.  This increase was driven by an increase in cinema segment revenue for the 2008 period of $58.9 million or 76.6% compared to the same period in 2007.  The 2008 increase was primarily a result of $49.0 million of revenue from our newly acquired Consolidated Entertainment cinemas and improved results from our Australia operations including $6.3 million from admissions and $2.6 million from concessions and other revenues, offset slightly by New Zealand.  The top three grossing films in our circuit worldwide, for the nine months of 2008, were “The Dark Night,” “Iron Man” and “Indiana Jones and the Kingdom of the Crystal Skull” accounting for 15.3% of our cinema box office revenue.  The real estate segment revenue increase of $2.1 million or 14.7% was driven by the same reasons as for the quarter, together with increases in revenues in Australia and New Zealand.

As a percent of revenue, cinema/real estate segment operating expense, at 78.5% in the 2008 nine months, was higher than the 71.7% of the 2007 nine months.  The primary drivers were the same factors that drove the 2008 quarter, above.

Depreciation and amortization increased by $5.9 million to $13.8 million in 2008 from $8.0 million in 2007, driven primarily by our newly acquired Consolidated Entertainment cinema assets, added during the 2008 period.

General and administrative expense increased by $2.6 million in the 2008 nine months compared to the 2007 period.  As for the quarter, this increase was primarily due to additional pension costs in 2008 for our Chief Operating Officer, cost related to the Supplemental Executive Retirement Plan, and legal and professional fees associated principally with our real estate acquisition and investment activities.

Net interest expense increased by $3.9 million for the 2008 nine months compared to last year, primarily related to higher outstanding loan balances during the 2008 period compared to 2007 associated with our current year’s acquisitions.

Other income was flat for the 2008 nine months compared to last year.  Increases to other income were primarily related to insurance proceeds of $910,000, coupled with cumulative year-to-date settlements on our Burstone litigation of $1.2 million and credit card dispute of $385,000.  These were offset by the $1.0 million impairment charge against our Lake Taupo asset in New Zealand and the changing sales activity in our investment related to 205-209 East 57th Street Associates, LLC, as described above.  During 2007, the partnership closed on the sale of eight condominiums during the nine months ended September 30, 2007, resulting in gross sales of $26.0 million, and equity earnings from unconsolidated joint ventures and entities to us of $1.6 million.

During the nine months ended September 30, 2007, upon the fulfillment of our commitment, we recorded the release of a deferred gain on the sale of a discontinued operation of $1.9 million associated with a previously sold property.

In 2008 we recorded a gain on sale of unconsolidated entities of $2.5 million from the sale of our 50% interest in the cinema at Botany Downs in Auckland, New Zealand.

As a result, we reported a net loss of $2.0 million for the 2008 nine months compared to a net income of $1.9 million in the 2007 nine months.

Our EBITDA(1) at $23.9 million for the 2008 nine months was $5.6 million higher than the 2007 nine months of $18.2 million, driven predominantly by better operating margins (approximately $4.6 million), and the gain on sale of an unconsolidated entity ($2.5 million) offset by the non-recurring gain on sale of discontinued operations in the 2007 quarter ($1.9 million).

Balance Sheet

Our total assets at September 30, 2008 were $392.1 million compared to $346.1 million at December 31, 2007.  The currency exchange rates for Australia and New Zealand as of September 30, 2008 were $0.7904 and $0.6690, respectively, and as of December 31, 2007, these rates were $0.8776 and $0.7678, respectively.  As a result, currency had a negative effect on the balance sheet at September 30, 2008 compared to December 31, 2007.

Our cash position at September 30, 2008 was $25.1 million compared to $20.8 million at December 31, 2007.

In addition, we have approximately $4.3 million (AUS$5.5 million) in undrawn funds under our Australian Corporate Credit Facility, $38.0 million (NZ$56.8 million) under our New Zealand Line of Credit, and $5.0 million under our GECC Line of Credit, to meet our anticipated short-term working capital requirements.

Our positive working capital at September 30, 2008 was $35.3 million compared to $32.3 million at December 31, 2007.  The increase in the September number and the reclassification of the December 2007 number was as a result of the movement of our Auburn, Australia property, to an asset held for sale (see below - Real Estate Update).

Stockholders’ equity was $99.3 million at September 30, 2008 compared to $121.4 million at December 31, 2007 due principally to the strengthening of the US dollar compared to the Australian dollar and the New Zealand dollar.

Real Estate Update

On September 16, 2008, we entered into a sale option agreement to sell our Auburn real estate property and cinema for $28.5 million (AUS$36.0 million).  The sale option agreement calls for an initial option payment of $948,000 (AUS$1.2 million), received on the agreement date, and four option installment payments of $316,000 (AUS$400,000), $316,000 (AUS$400,000), $316,000 (AUS$400,000), and $948,000 (AUS$1.2 million) payable over the subsequent 9 months.  The option comes to term on November 1, 2009 at which time the balance of $25.6 million (AUS$32.4 million) is due and payable.  At any time during the 13-month option, the buyer may decline to move further in the sale process resulting in a forfeiture of all previous option payments.

Subsequent Event

In October 2008, Prime Media of Australia announced that it is offering stock at ratio of 0.257 shares of Prime Media for each share of Broadcast Production Services (formerly Becker Group).  We currently hold 12,768,106 shares of Broadcast Production Services.  We are currently evaluating whether or not we will participate in this offering.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•	the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com/), and

o	City Cinemas brand;

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235 2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Income (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenue	$56,528	$31,077	$147,472	$86,949
Operating expense
Cinema/real estate	44,018	22,085	115,736	62,340
Depreciation and amortization	4,877	2,647	13,829	7,970
General and administrative	4,397	3,871	13,993	11,424

Operating income	3,236	2,474	3,914	5,215

Interest expense, net	(3,962)	(2,277)	(9,832)	(5,978)
Other income	(739)	1,291	2,850	2,876
Gain on sale of discontinued operations	178	45	371	1,845
Gain on sale of unconsolidated entity	--	--	2,450	--
Income tax expense	(689)	(501)	(1,513)	(1,443)
Minority interest expense	(85)	(162)	(246)	(657)

Net (loss) income	$(2,061)	$ 870	$ (2,006)	$ 1,858

Basic (loss) earnings per share	$ (0.09)	$ 0.04	$ (0.09)	$ 0.08
Diluted (loss) earnings per share	$ (0.09)	$ 0.04	$ (0.09)	$ 0.08

EBITDA*	$7,686	$ 6,555	$ 23,851	$18,202

EBITDA* change	$ 1,131		$ 5,649

*
EBITDA presented above is net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net (loss) income	$(2,061)	$870	$(2,006)	$1,858
Add:Interest expense, net	3,962	2,277	9,832	5,978
Add:Income tax provision	689	501	1,513	1,443
Add:Depreciation and amortization	4,877	2,647	13,829	7,970
Add: EBITDA adjustment for discontinued operations	219	260	683	953

EBITDA	$7,686	$6,555	$23,851	$18,202

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue
Cinema	$52,909	$28,009	$135,693	$76,825
Real estate	3,619	3,068	11,779	10,124
	56,528	31,077	147,472	86,949
Operating expense
Cinema	41,765	20,041	109,597	56,878
Real estate	2,253	2,044	6,139	5,462
Depreciation and amortization	4,877	2,647	13,829	7,970
General and administrative	4,397	3,871	13,993	11,424
	53,292	28,603	143,558	81,734

Operating income	3,236	2,474	3,914	5,215

Interest income	221	329	829	558
Interest expense	(4,183)	(2,606)	(10,661)	(6,536)
Loss on sale of assets	--	--	--	(185)
Other income	(1,009)	707	2,033	435
Income (loss) before minority interest expense, discontinued operations, income tax expense, and equity earnings of unconsolidated joint ventures and entities	(1,735)	904	(3,885)	(513)
Minority interest expense	(85)	(162)	(246)	(657)
Income (loss) before discontinued operations, income tax expense, and equity earnings of unconsolidated joint ventures and entities	(1,820)	742	(4,131)	(1,170)
Gain on sale of a discontinued operation, net of tax	--	--	--	1,912
Income (loss) from discontinued operations, net of tax	178	45	371	(67)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	(1,642)	787	(3,760)	675
Income tax expense	(689)	(501)	(1,513)	(1,443)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	(2,331)	286	(5,273)	(768)
Equity earnings of unconsolidated joint ventures and entities	270	584	817	2,626
Gain on sale of unconsolidated entity	--	--	2,450	--
Net income (loss)	$(2,061)	$870	$(2,006)	$1,858

Earnings (loss) per common share – basic and diluted:
Earnings (loss) from continuing operations	$(0.10)	$0.04	$(0.11)	$0.00
Earnings from discontinued operations	0.01	0.00	0.02	0.08
Basic and diluted earnings (loss) per share	$(0.09)	$0.04	$(0.09)	$0.08
Weighted average number of shares outstanding – basic	22,476,904	22,487,943	22,476,514	22,486,395
Weighted average number of shares outstanding – dilutive	22,476,904	22,761,270	22,476,514	22,759,723

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$25,119	$20,783
Receivables	7,220	5,670
Inventory	695	654
Investment in marketable securities	4,085	4,533
Restricted cash	--	59
Assets held for sale	22,775	25,942
Prepaid and other current assets	2,334	3,799
Total current assets	62,228	61,440
Land held for sale	--	1,984
Property held for development	7,304	9,289
Property under development	69,387	66,787
Property & equipment, net	179,789	154,011
Investments in unconsolidated joint ventures and entities	13,603	15,480
Investment in Reading International Trust I	1,547	1,547
Goodwill	23,808	19,100
Intangible assets, net	23,999	8,448
Other assets	10,483	7,985
Total assets	$392,148	$346,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$11,634	$12,331
Film rent payable	4,326	3,275
Notes payable – current portion	1,533	395
Note payable to related party – current portion	--	5,000
Taxes payable	6,115	4,770
Deferred current revenue	3,130	3,214
Liabilities of assets held for sale	--	--
Other current liabilities	202	169
Total current liabilities	26,940	29,154
Notes payable – long-term portion	173,774	111,253
Notes payable to related party – long-term portion	14,000	9,000
Subordinated debt	51,547	51,547
Noncurrent tax liabilities	6,070	5,418
Deferred non-current revenue	609	566
Other liabilities	17,654	14,936
Total liabilities	290,594	221,874
Commitments and contingencies
Minority interest in consolidated affiliates	2,288	2,835
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,564,339 issued and 20,987,115 outstanding at September 30, 2008 and at December 31, 2007	216	216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at September 30, 2008 and at December 31, 2007	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares	--	--
Additional paid-in capital	132,838	131,930
Accumulated deficit	(54,676)	(52,670)
Treasury shares	(4,306)	(4,306)
Accumulated other comprehensive income	25,179	46,177
Total stockholders’ equity	99,266	121,362
Total liabilities and stockholders’ equity	$392,148	$346,071